Exhibit 99.1

Rosetta Stone Appoints Marketing and Communications Veteran Aedhmar Hynes to Board of Directors

ARLINGTON, Va., August 22, 2019 -- Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced that Aedhmar Hynes has been elected to its Board of Directors.

Ms. Hynes is ranked among the top 50 most powerful communications professionals in the world. Most recently she was the Chief Executive Officer of Text100, a digital communications agency, with 22 offices and over 600 consultants across Europe, North America and Asia. Through her consulting work she has advised and supported many of the world’s most important brands through digital transformation and technology disruption. She has worked closely with client executives, coaching them on company brand reputation, purpose and cultural change driving stakeholder value, customer engagement and brand loyalty.

“Aedhmar is an exceptional addition to our board at a time when we are looking to better lever the Rosetta Stone brand. Her consumer marketing leadership and passion for our work will be invaluable to us as we continue to advance our mission of changing people’s lives through the power of literacy and language education,” said John Hass, CEO and Chairman of the Board.

“I’ve spent significant time getting to know Rosetta Stone as a purpose-driven company with an iconic brand that has helped millions of people over the past 27 years. I look forward to working with John and the rest of the leadership team to help advance the company’s continued transformation and commitment to learner outcomes,” said Ms. Hynes.

Today, Ms Hynes is Chairman of the Board of Trustees of The Page Society, the preeminent industry body for Chief Communications Officers of Fortune 500 companies. She also serves on the advisory board of MIT Media Lab and most recently was appointed as an independent non-executive director of IP Group plc (LSE:IPO). Ms. Hynes was selected to become a Henry Crown Fellow of The Aspen Institute in 2008 and is currently a member of the Aspen Global Leadership Network. She was named Global Professional of the Year in 2018 by PR Week. A native of Ireland, Ms. Hynes holds degrees from The National University of Ireland - Galway and The Galway-Mayo Institute of Technology.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.